Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Sophia Hong	Rick Muscha
Lattice Semiconductor Corporation	Lattice Semiconductor Corporation
503-268-8786	408-826-6000
Sophia.Hong@latticesemi.com	Rick.Muscha@latticesemi.com

LATTICE SEMICONDUCTOR ANNOUNCES $250 MILLION STOCK REPURCHASE PROGRAM Authorization

HILLSBORO, Ore. – Dec. 5, 2025 – Lattice Semiconductor Corporation (Nasdaq: LSCC), the low power programmable leader, today announced that its Board of Directors authorized the Company to repurchase up to $250 million of its outstanding common stock.

Lorenzo Flores, Chief Financial Officer, said, “Our strong financial position allows us to return capital to shareholders while continuing to make investments to strengthen our market leadership in Small and Mid-Range FPGAs and drive our Companion Chip strategy.”

The repurchase program is effective immediately. Under the program, Lattice may purchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions, share price, corporate and regulatory considerations, and other factors. The Company intends to conduct the program in compliance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The repurchase program has no termination date and may be suspended or discontinued by the Company at any time without prior notice.

About Lattice Semiconductor:

Lattice Semiconductor (Nasdaq: LSCC) is the low power programmable leader. We solve customer problems across the network, from the Edge to the Cloud, in the growing Communications, Computing, Industrial, Automotive, and Consumer markets. Our technology, long-standing relationships, and commitment to world-class support let our customers quickly and easily unleash their innovation to create a smart, secure, and connected world.

For more information about Lattice, please visit www.latticesemi.com. You can also follow us via LinkedIn, X, Facebook, YouTube, WeChat, or Weibo.

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